February 28, 2013

Dear Shareholders,

2012 was another outstanding year at Nelnet. We helped millions of families and students make their educational dreams possible through a great, hard-working team dedicated to our core values:

- Customers are #1
- Create an environment in which associates can do what they do best
- Build a diversified education services company
- Maintain open, honest communication
- Give back to our communities

We firmly believe that if we live our core values, everything else will take care of itself. Through commitment and dedication to our core values, we delivered strong results last year.

Customers: Over the last few years, we have invested tens of millions of dollars in our people, technology, and telephone systems to enhance our customers' experience. That investment is paying off with improved customer service and greater efficiency.

Associates: One of the investments we make in our associates is through our industry-leading wellness program. This robust program focuses on four areas of associate total well-being: physical, personal, professional, and financial. Our dedication to wellness exemplifies the culture we promote: one in which associates are engaged, having fun, and doing what they do best.

Diversification: We continue to focus on growing our core businesses (asset management and finance, loan servicing, payment processing, and education planning) and diversifying around our strengths. Whitetail Rock is a good example of our ability to turn our expertise into a new revenue stream. We started it just a few years ago as a specialized student loan asset-backed investment management business, and it now has more than $650 million in assets under managment.

In 2013, we're taking our 30+ years of experience providing business process outsourcing in the education sector into new markets and industries. Under the name Proxi, we'll deliver outsourcing and contact center services to new customers and companies.

Open Communication: We encourage open, honest communication in all that we do, and this value is illustrated best at our annual All Company Meetings. At these events, we gather all associates and provide an update on the strength of the company and its direction. Most importantly, we give associates the opportunity to ask Nelnet leaders any and all questions they might have—no topics are off the table. It's a good practice to follow and gives us the real chance to hear what is on our teams' minds.

Giving Back: We continue to give back to the communities in which we work and live through gifts of time and money. In 2012, we donated almost $3 million to the Nelnet Foundation. Our Foundation is dedicated to promoting educational opportunities for families and supporting community-based organizations with scholarship funding and charitable giving.

In 2012, the Nelnet Foundation awarded more than $1.4 million in contributions. The Foundation matched more than $250,000 of associate contributions to not-for-profit organizations and schools across the country. In addition, the Foundation matched associate contributions made during our annual United Way campaign. In 2012, Nelnet associates and the Nelnet Foundation raised more than $355,000 for United Way agencies.

We also helped fund scholarships for Junior Achievement, Latin American Educational Foundation, ThanksUSA, and Nelnet Scholars. Last year, Nelnet Scholars helped the children of Nelnet associates pay for college, providing almost $85,000 in scholarships.

Learn to Dream

In 2007, the Nelnet Foundation and Union Bank & Trust started the Learn to Dream Scholarship Program in Lincoln, Nebraska. This program pays for one year of college at Southeast Community College for all graduates of Lincoln high schools who qualify for free or reduced lunch. Since its inception, more than 2,000 students have been awarded Learn to Dream scholarships. In 2012, the Nelnet Foundation contributed $500,000 to the Learn to Dream Scholarship Program.

// Nelnet's Core

Payment Processing

- Tuition payment plans, online payment processing
- Primary markets: K–12 and post-secondary
- Serve 6,400 K–12 schools
- Work with 700 colleges and universities

Competitive advantages
Market leader, technology solution, high customer retention, strong history

Loan Servicing

- FFELP, Direct, and Private Loan servicing, guaranty servicing and support, servicing software
- Primary markets: government and guarantors
- Service nearly $100 billion in total loan volume for nearly 5.7 million borrowers

Competitive advantages
Cost efficiency, economies of scale, scalable platform



Asset Management

- Manage $25 billion in student loan assets
- Purchased $3.9 billion in FFELP loans in 2012

Competitive advantages
Virtually all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow

Education Planning (Enrollment Services)

- Inquiry generation and management, digital marketing, and content management
- Primary markets: higher education and government
- Work with 1,500 higher education institutions
- Process nearly 10 million student inquiries annually

Competitive advantages
Product offerings, Peterson's brand name, growth potential

// Financial Results

In 2012, we reported net income (excluding derivative market value and foreign currency adjustments) of $4.38 per share. This year's outstanding financial performance was driven by continued low interest rates, sound portfolio management, and growth of our core businesses.

Our book value increased 10.5% in 2012. We also paid out a dividend of $1.40 per share, or 6.2% of our beginning-of-year book value, so our total increase in book value and dividend return was 16.7%. Over the past nine years, ever since we've taken the company public, Nelnet's per-share book value has increased from $5.70 to $25.00, and we've paid out close to $3.00 per share in dividends.

Shareholder Value (Dollars in millions, except share data)		2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	CAGR
Shareholders' Equity	$	305	456	649	672	609	643	785	907	1,066	1,165	16.0%
Tangible Shareholders' Equity		294	439	406	319	331	391	587	751	921	1,039	15.1%
Book Value per Common Share		5.70	8.50	12.03	12.79	12.31	13.05	15.73	18.75	22.62	25.00	17.9%
Tangible Book Value per Common Share		5.48	8.19	7.52	6.07	6.70	7.93	11.77	15.53	19.53	22.28	16.9%

Nelnet's Corporate Performance vs. the S&P 500 (Annual Percentage Change)	2004	2005	2006	2007	2008	2009	2010	2011	2012	CAGR
Per Share Book Value With Dividends Included	49.2	41.5	6.3	(1.6)	6.6	21.0	23.7	22.6	16.7	19.7%
S&P 500 With Dividends Included	10.9	4.9	15.8	5.5	(37.0)	26.5	15.1	2.1	16.0	4.9%
Relative Results	38.3	36.6	(9.5)	(7.1)	43.6	(5.5)	8.6	20.5	0.7	14.8%

// Asset Management

In 2012, we successfully maximized the value of our nearly $25 billion federal student loan portfolio. Throughout the year, we bought $3.9 billion in student loans. In addition, the credit markets continued to improve and, as a result, we were able to issue six new securitizations with more than $4 billion in student loan assets. With the addition of these student loans and the low interest rate environment, we expect to generate $1.97 billion in future cash flow from our loan portfolio, in addition to the more than $270 million of cash flow generated from our portfolio in 2012.

// Nelnet Business Solutions (NBS)

Our payment processing business had another year of consistent growth, increasing its annual revenue by almost 10% to $74 million. We added more than 400 private and faith-based K–12 schools to our market-leading portfolio, and we now serve more than 6,400 K–12 schools with actively managed tuition payment plans and other services. With these services, parents can easily pay tuition and incidental fees monthly, by semester, or in full.

Our higher education business works with approximately 700 colleges and universities and showed growth in their tuition payment plan product this last year. With our eBilling and ePayment service (QuickPAY), we have reevaluated our approach since experiencing platform challenges in the first half of last year. We are now making a major investment to design and build a new platform of campus commerce products for our higher education customers.

// Nelnet Diversified Solutions (NDS)

Our largest fee-based business is our student loan servicing segment. In this segment, we service nearly $100 billion in student loans for nearly 5.7 million borrowers. In addition, our servicing software is used by other student loan servicers to service loans for another 6.9 million borrowers.

We finished the 2011–2012 contract year ranked as the No. 1 servicer for the U.S. Department of Education (Department). Literally hundreds of associates helped us achieve this ranking. I thank each one for their hard work, ideas, and dedication to our customers, which helped make significant improvements in the customer experience and in our default metrics. Because of our ranking, Nelnet has been allocated 30% of new loan volume originated by the Department during the period of August 15, 2012, through August 14, 2013, up from 16% during the previous two contract years.

Together, we'll continue our hard work to be a top—if not *the* top—servicer for the Department. While we improved our service ranking over the past year, we navigated through a number of complicated software conversions, as state agencies and not-for-profit servicing organizations came onto our servicing software. Many of these conversions were completed in 2012, and each one was a significant accomplishment.

Nelnet Enrollment Servicing (NES)

Our college planning and enrollment services business had a trying year. Our inquiry generation and management revenue was affected by regulations that caused for-profit schools to decrease their marketing spending and, in some cases, reduce their enrollment. These regulations also increased our cost of compliance to provide qualified student inquiries to schools.

Our revenue for this segment was down in 2012; however, by managing our costs, we were able to minimize the impact to net income. As we have seen in other areas of Nelnet in the past, we're proud of the way our NES team continues to approach these challenges. We believe we are on a good path to add more value to schools and students in the future.

Our Fair Value Approach

At Nelnet, we feel strongly about fundamental value, and have shared our prospective on fundamental value in each annual report as a public company:

We believe in conservative and transparent accounting policies. We have never used gain-on-sale accounting. Rather, we have always recorded all assets and liabilities on our balance sheet. This is both transparent and conservative because it does not result in the front-loading of revenues. We recognize income as it is generated. Thus, there is no residual risk associated with the figures reported on our income statement, or residuals included in our equity reported on our balance sheet.

It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company's fundamental value and the market price. As that implies, we would rather see Nelnet's stock price at a fair level than at an inflated level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet's long-term approach to both our business model and market value.

Each year, we're amazed by our associates. They bring generosity, hard work, passion, and innovative thinking to their careers every day, and are truly responsible for our success. They also take great pride in giving back through organizations like Junior Achievement and TeamMates. Our associates are our greatest asset, and this past year, they proved it once again. For this and everything they'll do this year to serve our customers and give back to our communities, we thank them.

Sincerely,

Mike Dunlap

Mike Dunlap
Nelnet Chairman and CEO